EXHIBIT 10.7.1






                        DELTA WOODSIDE INDUSTRIES, INC.


                              RESOLUTION TO AMEND
                      DIRECTORS' CHARITABLE GIVING PROGRAM


     RESOLVED, that the Delta Woodside Directors' Charitable Giving Program be amended as follows:

     Paragraph one now reads, "...it is presently intended that the Company will make a donation in the total amount of $500,000 within six months after the death of a director to those beneficiary institutions selected by the director."

     Paragraph one will read, "...it is presently intended that the Company will make a donation in the total amount of $500,000, to be paid in 10 annual installments, with the first payment being made within six months after the death of a director to those beneficiary institutions selected by the director."

     IN WITNESS WHEREOF, we have hereunto signed our names this 2nd day of February 1995.

                               BOARD OF DIRECTORS



/s/ E. Erwin Maddrey, II      /s/ C. C. Guy
E. Erwin Maddrey, II          C. C. Guy




/s/ Bettis C. Rainsford       /s/ Buck A. Mickel
Bettis C. Rainsford           Buck A. Mickel


/s/ James F. Kane             /s/Max Lennon
James F. Kane                 Max Lennon


/s/ Buck Mickel
Buck Mickel